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                                                                     Exhibit 1.1

[logo]                           RED LION NEWS



                           RED LION ISSUES STATEMENT


                             FOR IMMEDIATE RELEASE
                             ---------------------


   VANCOUVER WASHINGTON, August 28, 1996--In response to inquiries, Red Lion Hotels, Inc. (NYSE:RL) today confirmed that it is currently engaged in preliminary discussions concerning a possible acquisition of Red Lion by Doubletree Corporation.

   Red Lion emphasized that the discussions are still at an early stage and that there can be no assurance that they will lead to a definitive agreement.

   The Company also stated that the discussions do not involve the units of Red Lion Inns, the Master Limited Partnership that trades on the American Stock Exchange under the ticker symbol "RED."

   Red Lion said that it does not intend to issue any further public statements regarding the discussions until a definitive agreement is signed or the discussions are terminated.

   Red Lion Hotels, Inc. is a leading full-service hospitality company operating 56 hotels containing approximately 14,800 rooms in the western United States.

                                      ###

   CONTACT: Randall Oliver, Director of Investor Relations, (360) 750-4347 or Brian Bell at Bowler & Associates (503) 248-9468





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